EXHIBIT 6

April 26, 2002

The Guardian Insurance & Annuity Company, Inc.
7 Hanover Square
New York, New York 10004

Gentlemen:

In my capacity as Vice President and Actuary of The Guardian Insurance & Annuity Company, Inc. ("GIAC"), I have participated in the development of Park Avenue Life (the "Policies") and the preparation of the Policy form. The Policy has been registered under the Securities Act of 1933. It is described in Registration Statement No. 333-43682 on Form S-6. I am familiar with the Registration Statement and its Exhibits.

In my opinion, the illustrations of death benefits, Policy Account Values, Net Cash Surrender Values and Accumulated Policy Premiums included in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the form of the Policy. Further, the rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy at age 40 than to prospective purchasers of the Policy at other Ages.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement.

Very truly yours,


/s/ Charles G. Fisher

Charles G. Fisher, FSA, MAAA
Vice President and Actuary

                      /s/ Michael L. Barsky
                      ----------------------------
CONSULTING ACTUARY:   Michael L. Barsky, FSA, MAAA